UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 29, 2012

AMERICAN PACIFIC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-8137	59-6490478
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3883 Howard Hughes Parkway, Suite 700, Las Vegas, Nevada		89169
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (702) 735-2200

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

Following the receipt of a letter from Cornwall Capital Management LP (“Cornwall”) to the board of directors (the “Board”) of American Pacific Corporation (the “Company”) dated September 6, 2012, the Company has been in preliminary discussions with Cornwall and Cornwall Master LP (“Cornwall Master”) regarding possible representation on the Board by one or more persons identified by Cornwall. In connection with such discussions, Cornwall Master has provided the Company with certain information regarding two potential director candidates for the Board (the “Potential Candidates”). The Company on October 26, 2012 granted Cornwall Master a limited and specific one-time waiver (“Waiver”) of the advance notice requirements under the Amended and Restated By-laws of the Company for Cornwall Master to provide timely advance notice of nominations of directors; provided that such Waiver (i) only extends to November 16, 2012, and (ii) is only applicable to the Potential Candidates.

At this time Cornwall Master has not sent advance notice to the Company that it intends to nominate any director candidates for election to the Board, and Cornwall and Cornwall Master and the Company have not reached any agreement with respect to Board representation by Cornwall or Cornwall Master. There is no assurance that any such advance notice will be sent or that any such agreement will be reached.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN PACIFIC CORPORATION

Dated: October 29, 2012	By:	/s/ JOSEPH CARLEONE
Name: Joseph Carleone, Ph.D.
Title: President and Chief Executive Officer

2